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June 12, 2000

                                   ATTACHMENT

Prime Capital Corporation ("Prime") has announced that the Letter of Intent under which Finantra Capital, Inc. ("Finantra") agreed to acquire, through a subsidiary to have been formed for that purpose, all of the authorized, issued and outstanding common shares of Prime (the "Letter of Intent") has now expired. In connection with the Letter of Intent, Finantra undertook and the transaction was contingent upon Finantra's ability to negotiate mutually satisfactory arrangements with the note holders of Prime's securitizations (the "Securitizations") as well as certain lenders. Finantra failed to reach satisfactory agreements with all of said parties.

Certain of Prime's subsidiaries are in default of various covenants under the Securitizations and related agreements for the securitization of the assets of such subsidiaries. Additionally, Prime is currently in default of certain covenants under other loan agreements including its warehouse credit facilities and other senior and subordinated debt. Further, Prime's main credit facility has expired and Prime is not permitted to borrow additional funds under such facility. As a result, Prime is no longer warehousing transactions.

Prime is considering all viable alternatives under the circumstances. As such, Prime has actively undertaken negotiations directly with the holders of the Securitizations and other lenders and has engaged Development Specialists, Inc. to serve as Prime's financial advisor and the law firm of Pachulski, Zeihl, Young & Jones P.C. as special counsel.